Exhibit 4.7

CERTIFICATE AND CONSENT

TO:	British Columbia Securities Commission Alberta Securities Commission Ontario Securities Commission Autorité des marchés financiers (Québec)

AND TO:	Fasken Martineau DuMoulin LLP

RE:	Offer to Purchase and Circular of First Quantum Minerals Ltd.

I, Alan Jarvis Stephens, hereby certify that I am a qualified person as described in National Instrument 43-101. I am a co-author of the technical report entitled “The Lonshi Copper Mine, Katanga Province, Democratic Republic of the Congo” dated January 30th 2003, as ameded March 26th 2003 (the “Technical Report”) prepared for First Quantum Minerals Ltd.

I further certify that I have read the disclosure in the offer to purchase and circular of First Quantum Minerals Ltd. dated February 2, 2006, together with the documents incorporated by reference therein, (collectively, the “Circular”) which includes disclosure derived from the Technical Report and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report that is contained in the Circular or that the disclosure in the Circular contains any misrepresentation of the information contained in the Technical Report.

I consent to the filing of the Technical Report with the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission and the Autorité des marchés financiers (Québec) and to the disclosure of the Technical Report, as well as any extracts from and summary of the Technical Report, in the Circular.

Dated this 2nd day of February, 2006.

/s/ Alan Jarvis Stephens Alan Jarvis Stephens
BSc (Hons.) ARSM

CERTIFICATE OF QUALIFIED PERSON

As an author of the report entitled “The Lonshi Copper Mine, Katanga Province, Democratic Republic of the Congo” dated January 30th 2003, as ameded March 26th 2003 (the “Technical Report”) prepared for First Quantum Minerals Ltd. (the “Issuer”), I, Alan Jarvis Stephens, do hereby certify that:

1.	I am Vice President of Exploration for First Quantum Minerals Ltd, of 450-800 W. Pender St. Vancouver, BC, V6C 2V6, Canada.

2.	My residential address is: Greyfriars, 1 Gravelye Lane, Lindfield, West Sussex, United Kingdom, RH16 2RX

3.	I graduated with a BSc. (Hons.) ARSM in Mining Geology from the Royal School of Mines, University of London, UK in 1975.

4.	I am a registered fellow in good standing of the Institute of Materials, Minerals, and Mining of the UK, number 52632, and of the Society of Economic Geologists.

5.	I have worked continuously as an economic geologist for a total of 30 years since my graduation from university.

6.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

7.	I am co-responsible for the preparation of the Technical Report. The mineral resource and ore reserve estimates were carried out by independent consultants. I have visited the mine on numerous occasions since its discovery in November 2000.

8.	I have had prior involvement with the property that is the subject of the Technical Report. The nature of my prior involvement includes supervision of all exploration and ore reserve estimation.

9.	I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

10.	I am not independent of the Issuer applying all of the tests in section 1.5 of National Instrument 43-101.

11.	I have read NI 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 2nd day of February, 2006.

/s/ Alan Jarvis Stephens Alan Jarvis Stephens
BSc (Hons.) ARSM